Exhibit (c)(ii)
Discussion Materials 21 April 2009 Confidential Preliminary Draft as of 4/21/09 Special Committee of Hearst-Argyle Television, Inc.

Table of Contents Special Committee of Hearst- Argyle Television, Inc. 2 Section 1 Review of Offer and Market Reaction Section 2 Company Overview and Diligence Findings Section 3 Financing Considerations Section 4 Valuation Considerations Section 5 Shareholder Considerations

Special Committee of Hearst- Argyle Television, Inc. 3 Section 1 Review of Offer and Market Reaction

REVIEW OF OFFER AND MARKET REACTION Summary of Hearst Corp.'s Proposed Offer Proposed Offer Only - Tender Offer yet to be launched Special Committee of Hearst- Argyle Television, Inc. 4 Notes Based on Hearst Corp. press release and letter dated 25 March 2009 Proposed Offer vs. Day Prior Values

Confidential
Preliminary Draft as of 4/21/09

Special Committee of Hearst-Argyle Television, Inc.

- Currently only five research analysts cover HTV, while during previous tender offer (Sep. 2007) there were seven analysts covering the stock
  - Deutsche Bank, Bear Stearns[1], Merrill Lynch, Barrington and BMO have dropped coverage
  - Wedbush Morgan, Oscar Gruss and Matrix have picked up coverage

REVIEW OF OFFER AND MARKET REACTION

Market Reaction to the Proposed Offer

Equity Research Perspectives

"We believe that Hearst's tender offer will be accepted…"

- "Relative to the current depressed market in TV broadcaster stocks, the current offer appears in fact more attractive than the 2007 offer. We also note that PCM has been selling shares of HTV recently, whereas it had been buying shares prior to the Aug. 2007 tender offer." – **Wedbush Morgan**
- "Based on our current est. and current TV broadcaster valuation multiples, we see relatively limited upside to Hearst's offer (under 10%) and thus maintain our Hold rating. Given Hearst's prior tactics with the 2007 offer, we also do not rule out the possibility that Hearst refuses to raise its offer if it does not receive the requisite number of tenders." – **Wedbush Morgan**

"We've always viewed HTV as a takeout…with only 1 likely buyer."

- "However, we're surprised by the timing since ad trends are brutal and visibility is low. Per Hearst Corp., the acquisition is partly due to HTV's high level of indebtedness and ability to potentially refinance…On our estimates, HTV could exceed its max covenant restriction (of 5 times EBITDA) by Q4,09." – **JPMorgan**
- "We view Hearst Corp.'s bid as opportunistic amid many cyclical and secular pressures. It's difficult to compare this deal to historical transactions given Hearst's involvement (and a small outlay of <$75MM required) and the dearth of media M&A over the past year." – **JPMorgan**

"We view the timing of the $4.00/share proposal as opportunistic…"

- "Overall we believe Hearst's $4.00/share tender offer is designed to take advantage of uncertain economic conditions and the Company's lack of meaningful advertising sales visibility…We view the recent collapse in television, newspapers and internet advertising as temporary…" – **Oscar Gruss**

Source Equity Research

Note
1. Following acquisition by JPMorgan

Morgan Stanley

5

HTV Stock Price Performance Since Previous Tender Offer Expiration (10/12/07) $ (MM Shares) REVIEW OF OFFER AND MARKET REACTION HTV Stock Price Performance 6 Notes Based on quarterly VWAP per FactSet Estimated average purchase price based on quarterly VWAP data and Factset Indexed to start 3/24/09 HTV stock has rallied since Hearst Corp. announced its new proposed tender offer Stock currently trades at $4.77, a 19% premium to the $4.00 proposed tender offer and a 128% premium to the closing price the day prior to announcement Proposed Tender Offer Premium to: Day Prior ($2.09): 91% 1 Week Average ($1.98): 102% 1 Month Average ($1.77): 126% Proposed Tender Offer ($4.00) Private Capital Mgmt Est. Cost Basis ($24.22) (1) Average Daily Volume Since Previous Offer Expiration: 225k Volume Day of Offer (March 25): 1.6MM Source FactSet Post-Announcement Share Prices Hearst Corp. Est. Cost Basis of Shares Purchased Since Previous Tender ($20.82) (2)

Confidential
Preliminary Draft as of 4/21/09

REVIEW OF OFFER AND MARKET REACTION

Cox Media Group Minority Squeeze-Out of Cox Radio

Announced March 23, 2009

- On March 23, 2009, Cox Media Group, Inc. ("CMG"), a wholly owned subsidiary of Cox Enterprises, Inc. ("CEI"), launched a tender offer to acquire all the outstanding Class A shares of Cox Radio, Inc. ("CXR") that it did not already own for $3.80 per share in cash
  - CMG already owned 78.4% of CXR's total common stock and 97.2% of CXR's voting power
- On April 3, the Special Committee unanimously recommended that shareholders accept the tender offer
  - Special Committee determined that the tender offer was fair, from a financial point of view
- On April 20, CMG extended its offer to May 1 (~457K shares tendered), the Special Committee withdrew its recommendation and a CEI representative informed the Special Committee that CMG and CEI were giving serious consideration to increasing the offer price to $4.20 per share and that the increased price may not be their best and final offer

Key Initial Terms

- CMG offered $3.80 per share in cash for all shares of CXR that it did not already own
  - Total cash outlay of $69MM (including fees and expenses)
  - Tender offer expires on April 17, 2009
  - Conditioned on majority of minority tendering, equivalent to 8.4MM shares (non-waivable)
  - Conditioned on 90% of total shares having been validly tendered (waivable)
  - No financing condition
  - CXR board approval not required
- If CMG owns at least 90% of all outstanding shares upon consummation of the tender offer, CMG will complete a short-form merger with CXR

Source Company Filings

CXR Stock Price Chart

January 1, 2007 - Current


$
18.00
14.00
10.00
6.00
2.00
$3.80 Offer
$4.26
Jan-07
Jun-07
Nov-07
Apr-08
Sep-08
Apr-09

Source FactSet

Selected CXR Financials

$MM

	2007A	2008A	2009E	2010E	'08A - '10E CAGR
Revenue	$445	$410	$352	$352	*(7.4%)*
% Growth		*(7.8%)*	*(14.1%)*	*(0.1%)*	
EBITDA	$154	$132	$87	$85	*(19.5%)*
% Margin	*34.6%*	*32.1%*	*24.8%*	*24.3%*	
% Growth		*(14.4%)*	*(33.8%)*	*(2.0%)*	
EBIT	$143	$121	$77	$75	*(21.5%)*
% Margin	*32.1%*	*29.6%*	*21.8%*	*21.2%*	
% Growth		*(15.0%)*	*(36.6%)*	*(2.8%)*	

Source Company Filings, Equity Research

CXR Trading Statistics

$MM, except per share amounts

	Metric:	Day Prior to Announcement	Offer Price	Potential New Offer Price
Share Price		$3.30	$3.80	$4.20
Premium:				
Day Prior to Announcement ($3.30)			15.2%	27.3%
10-Day VWAP ($3.12)			21.8%	34.6%
Equity Value [1]		$265	$305	$337
Aggregate Value [2]		$664	$704	$736
AV / '08A EBITDA	$132	5.0x	5.3x	5.6x
AV / '09E EBITDA (Research)	$87	7.6x	8.1x	8.4x
AV / '09E EBITDA (Management)	$69	9.6x	10.1x	10.7x
AV / '10E EBITDA (Research)	$85	7.8x	8.2x	8.6x

Source Company Filings, Equity Research, FactSet

Notes

1. Assumes 21.4MM Class A shares and 58.7MM Class B shares outstanding; prior to transaction, CMG owned 3.6MM Class A shares and all 58.7MM Class B shares
2. Assumes net debt of $399MM

Morgan Stanley

7

Special Committee of Hearst- Argyle Television, Inc. 8 Section 2 Company Overview and Diligence Findings

Confidential
Preliminary Draft as of 4/21/09

COMPANY OVERVIEW AND DILIGENCE FINDINGS

Summary of TV Broadcasting Industry Themes

- The TV Broadcasting industry continues to experience significant cyclical challenges
  - The impact of secular changes facing the industry is still uncertain

Current U.S. economic environment is impacting advertising revenue

- Advertising has historically been correlated to GDP growth; uncertainty of timing for U.S. economic recovery creates lack of visibility for projecting future advertising trends
- TV broadcasters experienced meaningful advertising revenue declines in 2008 and 2009; expectations continue to be negative
  - Average 4Q08 TV Broadcasting revenue declines of 18%, excluding political advertising revenue, with similar declines expected for Q1, based on selected TV Broadcasting public companies
  - Alternate TV choices have emerged in the form of Hulu and YouTube
- Reduced advertising demand expected to reduce CPM pricing levels

Automotive industry dynamics create ongoing industry uncertainty

- Automotive is a key advertising category for TV broadcasters
  - Historically, automotive has represented over 20% of TV broadcaster revenue
- Ongoing dynamics at key auto industry players (e.g., General Motors) will continue to impact this advertising category

Secular trends could affect traditional TV broadcasting revenue trends / business models

- Advertisers continue to shift portions of advertising spend online
  - Online advertising grew 25% annually between 2002 and 2008 and is expected to grow 9% annually between 2008 and 2014, per Equity research
- Technological developments provide alternative methods to view TV content (e.g., iPods, web-enabled TVs)

Affiliate – Network relationship is evolving

- TV network owners have increasing content distribution alternatives (e.g., Hulu, TV.com, etc.)
- Potential for networks to require a share of affiliates' retransmission revenue and / or change quantity of programming hours provided to affiliates

Despite ongoing challenges, the TV broadcasting industry has several positive trends

- Retransmission revenue currently provides a non-advertising based revenue stream
- Political advertising expected to continue to be robust for TV broadcasters
- Digital media could be an increasing revenue opportunity
- CPM levels have been supported by mass market reach of broadcast TV
- Challenging dynamics within other local media businesses (e.g., newspapers) could enhance advertising revenue market share for TV broadcasters

Morgan Stanley

9

Network Television Ratings / CPM Trends (1) Rating CPM Television Viewership Trends Source TVB.org; Equity Research COMPANY OVERVIEW AND DILIGENCE FINDINGS Special Committee of Hearst- Argyle Television, Inc. 10 Note Ratings and CPM data represent the month of February for each year Total Broadcasting Upfront Sales Projection Estimated Broadcast Network Revenue Decline Calendar 4Q08 Source Equity Research

Broadcast Network Primetime Ratings (1) COMPANY OVERVIEW AND DILIGENCE FINDINGS Trends in Network Television Special Committee of Hearst- Argyle Television, Inc. 11 Source Equity Research Network primetime ratings at ABC, CBS and NBC have experienced meaningful pressure ABC and NBC are currently the #3 and #4 networks, respectively, based on ratings Fox NBC ABC CBS Note Broadcast TV ratings are calculated for the broadcast season from September of each prior year to May of the year labeled Source Company Materials HTV Affiliate Revenue Mix %

Advertising Spending Breakdown 2008A Advertising Spending CAGR 2002A-2008A COMPANY OVERVIEW AND DILIGENCE FINDINGS Observations on Television Fundamentals Special Committee of Hearst- Argyle Television, Inc. 12 Source Equity Research Total: $189Bn Total: $192Bn Source Equity Research Source Equity Research Source Equity Research Source Equity Research Over the next five years, broadcast TV is expected to experience a modest decline in its current share of advertising dollars Internet advertising represents the fastest growing advertising category and is projected to capture market share from other media going forward Advertising Spending CAGR 2008A-2014E Advertising Spending Breakdown 2014E Ad Spending Breakdown

Confidential
Preliminary Draft as of 4/21/09

Special Committee of Hearst-Argyle Television, Inc.

COMPANY OVERVIEW AND DILIGENCE FINDINGS

Preliminary Due Diligence Findings

HTV positions itself as a Local Media company

- Local news programming a key driver for capturing audience and establishing brand name in local markets
- As local media company, HTV follows a 3-screen strategy (TV, Internet, Mobile)
- #1 or #2 ratings in approximately 70% of its markets across the country, thus important to the networks

Revenues facing pressures; cost cutting initiatives

- Ad sales projected significantly lower for 2009 due to economic environment and extreme weakness in auto and other critical categories
- Revenue mix shifting from national to local accounts (projected to stabilize around a 30/70 mix)
  - Concerns over pricing pressure due to reduced demand and in-market competition
- Expenses, mainly headcount, and capital cuts being implemented to preserve cash in 2009-2011
  - However, conversion to HD in key markets will probably accelerate CapEx in coming years
- Retrans revenue will continue to be strong and help alleviate top-line pressure (negotiations underway with ABC/NBC)

Path to growth likely to depend on auto recovery

- Auto, the single largest category for HTV, will likely be reduced from a ~25% to 15-20%
- Management believes that TV will continue to be main media outlet for the industry once it recovers
  - Foreign competitors making up for some of Big-3 lost revenue
- No immediate significant concern of "bad accounts" in a bankruptcy of a large auto maker

Finances

- CapEx deferred, cost-cutting initiatives and elimination of dividend (2/25/09) will help FCF generation for 2009
- Credit facility covenant must be monitored
- After reviewing current refinancing proposals from financial institutions, we believe there maybe some refinancing risk in near term:
  - $90 Private Placement Note due in Dec. 2009
  - $500MM revolver due in April 2010 ($329MM currently drawn)

Morgan Stanley

13

Gross Revenue Breakdown (1) ($MM) Breakdown of HTV Gross Revenue 2000A - 2012E COMPANY OVERVIEW AND DILIGENCE FINDINGS Special Committee of Hearst- Argyle Television, Inc. 14 Source Management Model, Company Press Releases Note Historical figures shown as actual (not pro forma for assets purchased/divested over the period); based on Management Base Case model HTV Gross Political Sales (1) ($MM) Source Management Model

HTV Management Case Projections Management Base Case vs. Management Sensitivity Case 15 COMPANY OVERVIEW AND DILIGENCE FINDINGS Summary Financials Management has shared with Morgan Stanley two sets of financial projections Management Base Case Management Sensitivity Case We requested that management comment on another set of projections prepared in Fall 2008 that had provided generally more optimistic projections Management noted that these projections had been prepared in good faith but no longer form a reasonable basis for valuation, as a result of changes in market conditions

HTV Financial Projection Comparison Management Base Case vs. Management Sensitivity Case vs. Equity Research (1) COMPANY OVERVIEW AND DILIGENCE FINDINGS 16 Notes Equity Research based on mean of available research Post stock compensation Revenues 2008-2013 $MM Source Company Model, Equity Research EBITDA (2) 2008-2013 $MM Source Company Model, Equity Research BCF 2008-2013 $MM Source Company Model, Equity Research Revenue Growth 2008-2013 % Source Company Model, Equity Research EBITDA Margin (2) 2008-2013 % Source Company Model, Equity Research BCF Margin 2008-2013 % Source Company Model, Equity Research

EBITDA Projections Perspective Special Committee of Hearst- Argyle Television, Inc. COMPANY OVERVIEW AND DILIGENCE FINDINGS 17 JPMorgan Research ($MM) Source Equity Research Wedbush Morgan Research ($MM) Wachovia Research ($MM) Source Equity Research Source Equity Research

Confidential
Preliminary Draft as of 4/21/09

Special Committee of Hearst-Argyle Television, Inc.

FCC Licenses Impairment

($MM)

	2007A	2008A	Variance	%
HTV	$2,413	$1,487	($926)	(38%)
Sinclair	401	132	(269)	(67%)
Gray	1,059	819	(240)	(23%)
Nexstar	164	125	(39)	(24%)
Lin TV	1,020	429	(591)	(58%)
Belo	1,294	1,179	(114)	(9%)

Goodwill Impairment

($MM)

	2007A	2008A	Variance	%
HTV	$817	$790	($27)	(3%)
Sinclair	1,011	824	(186)	(18%)
Gray	269	171	(99)	(37%)
Nexstar	152	116	(36)	(24%)
Lin TV	535	117	(418)	(78%)
Belo	752	402	(351)	(47%)

Source Company filings

Morgan Stanley

COMPANY OVERVIEW AND DILIGENCE FINDINGS

Revenue Comparison

Projections Based on Equity Research and Management Projections

Quarterly Revenue Growth (Excluding Political except 1Q09E) [1]

(%)


0%
(20%)
(40%)
(4%) (3%) (3%) (5%) (11%) (10%)
Avg. (Excl Hearst): (5%)
(17%) (11%) (13%) (24%) (22%) (26%)
Avg. (Excl Hearst): (18%)
(12%) (6%) (23%) (19%) (18%) (14%) (15%) (18%)
Avg. (Excl Hearst): (16%)
3Q08A
4Q08A
1Q09E
GTN
NXST
SBGI
TVL
BLC
HTV Research
Mgmt Base Case
Mgmt Sensitivity Case

Source Company Press Releases, Equity Research

Annual Revenue Growth (Including Political)

(%)


20%
0%
(20%)
(40%)
Avg. (Excl Hearst): 3%
6% 7% 5% 1% (6%) (5%)
(18%) (9%) (20%) (16%) (18%) (20%) (11%) (17%)
Avg. (Excl Hearst): (16%)
Avg. (Excl Hearst): 7%
NA 9% 0% 11% 7% 9% 14% 13%
2008A
2009E
2010E
GTN
NXST
SBGI
TVL
BLC
HTV Research
Mgmt Base Case
Mgmt Sensitivity Case

Source Company Press Releases, Equity Research

Note

1. Adjusts all historical figures to exclude political revenue. 1Q09 projections not adjusted for political advertising revenue

18

Special Committee of Hearst- Argyle Television, Inc. 19 Section 3 Financing Considerations

HTV Capital Structure & Maturity Profile Balances as of 12/31/08 FINANCING CONSIDERATIONS 20 Maturity Profile $ Source Company Filings 590 171 Remaining Revolver Capacity 419 HTV Capital Structure Overview HTV has ~$419MM of debt maturing in the next 12 months Private Placement Notes ($90MM) due in Dec. 2009 Revolver ($500MM Commitment, $329MM drawn as of 12/31/08) matures in April 2010 Based on discussions with management, outcome of refinancing process remain uncertain Discussions with lenders have been interrupted by tender process One of lead lenders has expressed they will not longer participate in the credit going forward Cost of new debt likely to be significantly greater than existing debt Additional support from Hearst Corporation may be required to complete refinancing via traditional sources Alternative sources of capital may be available, at a cost

Quarterly Credit Statistics (Management Sensitivity Case) Quarterly Credit Statistics (Management Base Case) Quarterly Credit Statistics Management Base Case vs. Management Sensitivity Case 21 Special Committee of Hearst- Argyle Television, Inc. FINANCING CONSIDERATIONS Leverage in Excess of 5.0x Covenant Based on its existing credit agreement, HTV has a maximum leverage covenant covenant of 5.0x Given decline in EBITDA in 2009, leverage compliance may be under potential pressure Note Assumes at maturity, existing revolver rolls into new revolving credit facility with new interest rates (1) (1)

Ratings Agency Commentary Special Committee of Hearst- Argyle Television, Inc. FINANCING CONSIDERATIONS 22 HTV is rated Baa3 / BBB- by the Moody's and S&P respectively On January 21, 2009, S&P revised their outlook downward to negative On March 26, 2009, Moody's revised their outlook to developing given uncertainty regarding the tender offer Ratings Agency Commentary "The negative rating outlook incorporates our expectation that weak operating performance in 2009 could lead to deterioration in Hearst-Argyle's credit metrics below a level appropriate for a 'BBB-' rating. We are also concerned that despite the company's efforts to pay down debt, it could approach a covenant breach as the year progresses if it does not amend its credit agreement. We could put the company's ratings on CreditWatch with negative implications if operating performance declines sharply over the next few quarters, narrowing the company's margin of compliance with its bank covenants and increasing the possibility of a covenant violation." "Moody's concern about the company's weakening liquidity position is exacerbated by an unfavorable operating environment and precarious credit market conditions. In our opinion, failure to address potential covenant problems and refinancing of debt maturities well ahead of (at least a year) the repayment date - in this case the revolving credit facility, would be uncharacteristic of an investment grade profile. However, we believe that Hearst-Argyle's long-standing commitment to investment grade ratings is derived from Hearst's conservative influence and as a result we think that Hearst will take necessary steps to resolve the company's liquidity issues and reduce leverage following the transaction. Based on this, in Moody's view, probability of a positive rating action may be greater than that of a negative outcome."

Special Committee of Hearst- Argyle Television, Inc. 23 Section 4 Valuation Considerations

Confidential
Preliminary Draft as of 4/21/09

VALUATION CONSIDERATIONS

TV Broadcasting Sector Share Price Performance

Since Previous Tender Offer Expiration (10/12/07)

Total Return

As of 3/24/09 (Day Prior)

	1-Yr	6-Mo	3-Mo	1-Mo	YTD
HTV	(90%)	(91%)	(66%)	16%	(66%)
Gray	(89%)	(77%)	39%	(11%)	36%
Sinclair	(87%)	(80%)	(61%)	(5%)	(65%)
LIN TV	(91%)	(84%)	(5%)	12%	(7%)
Nexstar	(89%)	(75%)	24%	(3%)	43%
S&P 500	(40%)	(32%)	(7%)	4%	(11%)

Indexed Sector Total Return

Since Previous Tender Offer Expiration (10/12/07)


%
120
100
80
60
40
20
0
6-Dec-07
Hearst parent announces plans to purchase HTV stock in the open market and privately negotiated transactions
1-Aug-08
HTV announces 2Q08 earnings
10-Oct-08
HTV announces 3Q08 earnings
25-Feb-09
HTV announces 4Q08 earnings
25-Mar-09
Hearst parent announces tender at $4 per share for remaining outstanding shares it does not own
8-Nov-07
HTV announces 3Q07 earnings
22-Feb-08
HTV announces 4Q07 earnings
1-May-08
HTV announces 1Q08 earnings
(80%)
(88%)
(90%)
(91%)
(92%)
10/12/07
12/31/07
3/19/08
6/5/08
8/21/08
11/6/08
1/27/09
4/17/09
HTV
Gray
Sinclair
LIN TV
Nexstar

Morgan Stanley

24

Confidential
Preliminary Draft as of 4/21/09

VALUATION CONSIDERATIONS

Preliminary Valuation Summary

Preliminary Valuation Summary

$ Per Share


$4.00 Proposed Offer Price
LTM Closing Price Trading Range Pre-Announcement
1.46
23.40
Equity Research Price Targets
Pre-Announcement Discounted (1)
1.68
2.10
Post-Announcement
4.00
5.50
Public Market Comps (2)
4.5-6.0x '08/'09 Blended Fwd EBITDA
0.41
3.23
NM
1.90
NM
1.62
Public Market Comps (2)
5.5-7.5x '09 Fwd EBITDA
0.43
3.52
NM
0.20
NM
NM
Squeeze-Out Premiums Paid
15-35% Premium to Day Prior ($2.09)
2.40
2.82
Discounted Cash Flow Valuation (3) (4)
10-12% WACC
4.5-6.0x Terminal Multiple (5)
4.07
7.47
2.57
5.63
$0.00
$2.50
$5.00
$7.50
$25.00

'08/'09 Blended EBITDA Multiple (2)	$2.50	$5.00	$7.50	$25.00
Management Base Case ($177MM):	5.6x	6.9x	8.3x	17.6x
Management Sensitivity Case ($156MM):	6.4x	7.9x	9.4x	19.9x
Research Case ($152MM):	6.5x	8.1x	9.7x	20.5x

Mgmt Base Case — Mgmt Sensitivity Case — Equity Research

Notes

1. Equity Research price targets discounted one year at 19% cost of equity
2. Assumes as of 12/31/08 debt of $791MM (face value), cash of $7MM and unconsolidated assets of $27MM (book value as of 12/31/08)
3. Management Base Case DCF assumes as of 6/30/09 debt of $796MM (face value), cash of $5MM and unconsolidated assets of $27MM (book value as of 12/31/08)
4. Management Sensitivity Case DCF assumes as of 6/30/09 debt of $801MM (face value), cash of $8MM and unconsolidated assets of $27MM (book value as of 12/31/08)
5. Applied to blended 2012 / 2013 EBITDA

Morgan Stanley

25

VALUATION CONSIDERATIONS Valuation Matrix 26 Sources Company Data, Equity Research Current Price (4/17/09) Tender Offer Price Day Prior to Offer (3/24/09) Notes EBITDA is post-stock compensation 2008 EBITDA is $209MM 2008 EBITDA is $206MM Valuation Matrix (Face Value of Debt)

Equity Research Perspectives 27 VALUATION CONSIDERATIONS Notes Price targets discounted at 19% cost of equity Price targets explicitly described in research reports as 12-month targets Median of $2-$3 per share valuation range provided by Wachovia Price represents a share takeover target price not a 12-month target price Based on data from Bloomberg HTV is covered by 5 analysts (5) Oscar Gruss Wedbush Morgan Wachovia JPMorgan Matrix Summary Equity Research Price Target

VALUATION CONSIDERATIONS Comparable Company Analysis 28 Source Equity Research, Company Filings, Company Model Notes Hearst based on day prior price as of 3/24/09; Comparable companies based on current price as of 4/17/09 Multiples adjusted for NBC joint venture carrying value of $0.2MM (2) Broadcast Television Trading Comparables

VALUATION CONSIDERATIONS Precedent Minority Squeeze-Out Transactions Selected Deals Since 1/1/2004; All Cash; US Deals; Target Equity Value >$200MM 29 Source Company Filings, Press Releases, FactSet Precedent Minority Squeeze-Outs

WACC Calculation 30 VALUATION CONSIDERATIONS Note Assumes $666MM of market value of debt as of 3/24/09; Assumes revolving credit facility and private placement debt at par; assumes $197MM of equity value based on day prior share price of $2.09 as of 3/24/09 Cost of Equity Sensitivity WACC Estimates by Research Analyst WACC Assumptions WACC Sensitivity

Special Committee of Hearst- Argyle Television, Inc. 31 Section 5 Shareholder Considerations

Notes As of 1Q 2009, excludes index funds. 1Q 2009 estimated holdings based on Company materials Value of Holdings as of day prior to announcement 3/24/09 Total incorporates Class-B shares Held indirectly via Hearst Broadcasting, Inc. and incorporates ownership of Class-B shares HTV Shareholder Analysis Special Committee of Hearst- Argyle Television, Inc. SHAREHOLDER CONSIDERATIONS 32 Source Thomson Ownership, FactSet Buyer in the Period Hearst Corp. & Top 30 Current Active Institutional Investors (1)

Top Buyers and Sellers of HTV As of 4Q08 Special Committee of Hearst- Argyle Television, Inc. SHAREHOLDER CONSIDERATIONS 33 Source Thomson Ownership, FactSet Seller in the Period Buyer in the Period Notes As of 4Q 2008, excludes index funds Based on 1Q 2009 data from Company materials Estimated average purchase price based on quarterly VWAP data and Factset Top 10 Institutional Sellers (Last 4 Q's) (1) Top 10 Institutional Buyers (Last 4 Q's) (1) Private Capital Management has been a net seller for the last four quarters Has sold 5.4 million shares since 4Q07 representing 46% of their shares (2) Dimensional Fund Advisors and GW Capital have meaningfully increased their stakes From December 2007 through August 2008, Hearst purchased approximately 8.0 million shares at an average price of $20.82 (3)

Discussion Materials 3 May 2009 Special Committee of Hearst-Argyle Television, Inc. Confidential

Summary of Hearst Corp.'s Proposed Offer Based on Schedule TO dated 30 April and Press Releases dated 25 March and 27 April Special Committee of Hearst- Argyle Television, Inc. 2 Proposed Offer vs. Day Prior Values

Confidential

Special Committee of Hearst-Argyle Television, Inc.

- Currently only 5 research analysts cover HTV, while during previous tender offer (Sep. 2007) there were 7 analysts covering the stock
  - Deutsche Bank, Bear Stearns[1], Merrill Lynch, Barrington and BMO have dropped coverage
  - Wedbush Morgan, Oscar Gruss and Matrix have picked up coverage

Market Reaction to the Proposed Offer

Research Perspectives on Proposed Offer

"Hearst's raising tender offer to $4.50 from $4.00 is a positive surprise – we think this will seal the deal."

- "HTV special committee recommends shareholders to accept raised offer. With the raised offer, we believe Private Capital Management, which we believe owns ~7m HTV shares, will support the proposed transaction and Hearst will get support from the necessary number of HTV holders…" – **Wedbush Morgan** (27 April, 2009)

"No chance of another bidder, in our view."

- "Last month, Hearst Corp. noted the takeout is partly due to HTV's debt load and refinancing ability—as HTV (as part of Hearst) "will more readily be able to navigate the troubled waters." We think HTV could exceed its max covenant restriction (of 5x EBITDA) by Q4,09..." – **JP Morgan** (27 April, 2009)

"We would expect a second increase in the tender price…"

- "Hearst initially announced its desire to enter into a tender offer for HTV shares on March 24th with the intention of commencing the tender in mid-April. Given the approximate 2 week delay, the increase in the offer price was more or less expected. We would expect a second increase in the tender price, which is still significantly below the $23.50 that was originally offered in late 2007, due to the fact that HTV is currently trading above the new offer price ($4.55)." – **Wachovia** (27 April, 2009)

Source Wall Street Research

Note
1. Subsequently acquired by JP Morgan

Morgan Stanley

3

Confidential

Special Committee of Hearst-Argyle Television, Inc.

HTV Stock Price Performance

- HTV stock has increased since Hearst Corp. increased its proposed tender offer price
  - Stock currently trades around the revised proposed tender offer price of $4.50

Post-Announcement Share Prices

Date	Price	Premium to Offer $4.00	Premium to Offer $4.50	Indexed S&P 500 [3]
3/24/09 (Day Prior)	$2.09			100.0
3/25/09	$4.03	1%	(10%)	101.0
3/26/09	$4.18	4%	(7%)	103.4
3/27/09	$4.20	5%	(7%)	101.3
3/30/09	$4.12	3%	(8%)	97.8
3/31/09	$4.16	4%	(8%)	99.1
4/1/09	$4.34	9%	(4%)	100.7
4/2/09	$4.52	13%	0%	103.6
4/3/09	$4.45	11%	(1%)	104.6
4/6/09	$4.33	8%	(4%)	103.7
4/7/09	$4.23	6%	(6%)	101.3
4/8/09	$4.31	8%	(4%)	102.4
4/9/09	$4.28	7%	(5%)	106.3
4/13/09	$4.51	13%	0%	106.6
4/14/09	$4.35	9%	(3%)	104.5
4/15/09	$4.48	12%	(0%)	105.8
4/16/09	$4.65	16%	3%	107.4
4/17/09	$4.77	19%	6%	108.0
4/20/09	$4.66	17%	4%	103.3
4/21/09	$4.83	21%	7%	105.5
4/22/09	$4.80	20%	7%	104.7
4/23/09	$4.54	14%	1%	105.8
4/24/09	$4.55	14%	1%	107.5
4/27/09	$4.50	13%	0%	106.5
4/28/09	$4.50	13%	0%	106.2
Avg Post-Announcement	$4.43	11%	(2%)	

HTV Stock Price Performance

Since Previous Tender Offer Expiration (10/12/07)



$
(MM Shares)
28
24
20
16
12
8
4
0
1.8
1.5
1.2
0.9
0.6
0.3
0.0
Average Daily Volume Since Previous Offer Expiration: 225k
Volume Day of Offer (March 25): 1.6MM
Private Capital Mgmt Est. Cost Basis ($24.22) (1)
Hearst Corp. Est. Cost Basis of Shares Purchased Since Previous Tender ($20.82) (2)
Proposed Tender Offer Premium to:
Day Prior ($2.09): 115%
1 Week Average ($1.98): 127%
1 Month Average ($1.77): 154%
Proposed Tender Offer ($4.50)
12-Oct-07
14-Jan-08
15-Apr-08
15-Jul-08
13-Oct-08
13-Jan-09
28-Apr-09
Volume
Price

Source FactSet

Notes
1. Based on quarterly VWAP per FactSet
2. Estimated average purchase price based on quarterly VWAP data and Factset
3. Indexed to start 3/24/09

Morgan Stanley

4

Confidential

Special Committee of Hearst-Argyle Television, Inc.

- On March 23, 2009, Cox Media Group, Inc. ("CMG"), a wholly owned subsidiary of Cox Enterprises, Inc. ("CEI"), launched a tender offer to acquire all the outstanding Class A shares of Cox Radio, Inc. ("CXR") that it did not already own for $3.80 per share in cash
  - CMG already owned 78.4% of CXR's total common stock and 97.2% of CXR's voting power
- On April 3, the Special Committee unanimously recommended that shareholders accept the tender offer
  - Special Committee determined that the tender offer was fair, from a financial point of view
- On April 20, CMG extended its offer to May 1 (~457K shares tendered) and the Special Committee withdrew its recommendation
- On April 29, CMG increased the price of its offer to $4.80 per share. The expiration of the tender offer has been extended to May 13

Cox Media Group Minority Squeeze-Out of Cox Radio

Announced March 23, 2009

Key Terms

- CMG initially offered $3.80 per share in cash for all shares of CXR that it did not already own
  - Total cash outlay of $69MM (including fees and expenses)
  - Tender offer expires on April 17, 2009
  - Conditioned on majority of minority tendering, equivalent to 8.4MM shares (non-waivable)
  - Conditioned on 90% of total shares having been validly tendered (waivable)
  - No financing condition
  - CXR board approval not required
- Subsequently raised offer to $4.50 per share
- If CMG owns at least 90% of all outstanding shares upon consummation of the tender offer, CMG will complete a short-form merger with CXR

Source Company Filings

CXR Stock Price Chart

January 1, 2007 - Current



$
18.00
14.00
10.00
6.00
2.00
$4.80 Offer
$4.84
Jan-07
Jun-07
Nov-07
Apr-08
Sep-08
Apr-09

Source FactSet

Selected CXR Financials

$MM

	2007A	2008A	2009E	2010E	'08A - '10E CAGR
Revenue	$445	$410	$352	$352	*(7.4%)*
% Growth		*(7.8%)*	*(14.1%)*	*(0.1%)*	
EBITDA	$154	$132	$87	$85	*(19.5%)*
% Margin	*34.6%*	*32.1%*	*24.8%*	*24.3%*	
% Growth		*(14.4%)*	*(33.8%)*	*(2.0%)*	
EBIT	$143	$121	$77	$75	*(21.5%)*
% Margin	*32.1%*	*29.6%*	*21.8%*	*21.2%*	
% Growth		*(15.0%)*	*(36.6%)*	*(2.8%)*	

Source Company Filings, Equity Research

CXR Trading Statistics

$MM, except per share amounts

	Metric:	Day Prior to Announcement	Initial Offer Price	Latest Offer Price
Share Price		$3.30	$3.80	$4.80
Premium:				
Day Prior to Announcement ($3.30)			15.2%	45.5%
10-Day VWAP ($3.12)			21.8%	53.8%
Equity Value [1]		$265	$305	$385
Aggregate Value [2]		$664	$704	$784
AV / '08A EBITDA	$132	5.0x	5.3x	6.0x
AV / '09E EBITDA (Research)	$87	7.6x	8.1x	9.0x
AV / '09E EBITDA (Management)	$69	9.6x	10.1x	11.4x
AV / '10E EBITDA (Research)	$85	7.8x	8.2x	9.2x

Source Company Filings, Equity Research, FactSet

Notes

1. Assumes 21.4MM Class A shares and 58.7MM Class B shares outstanding; prior to transaction, CMG owned 3.6MM Class A shares and all 58.7MM Class B shares
2. Assumes net debt of $399MM

Morgan Stanley

5

HTV Diligence Update: Q1 Results Special Committee of Hearst- Argyle Television, Inc. 6 Notes 1Q08 results pro forma for one-time insurance settlement of $11.5MM EBITDA calculated as operating income + D&A Financial data reflects TV broadcasting performance only; Data as reported in company press releases Includes TV stations and Captivate HTV's Q1 results were slightly below the Management Base Case, but above the Management Downside Case Source Company Press Releases Source Company Materials 1Q09 Comparison Peer TV Broadcasting Segments (3)

HTV Diligence Update: Auto Category Special Committee of Hearst- Argyle Television, Inc. 7 Auto is a key advertising category for HTV Historically it represented ~25% of advertising sales Over the next few years, auto sales are expected to be weak relative to historical levels HTV Auto Ad Sales 2004-2008 Sales in $MM % of HTV Total Sales Source Company Materials Historical and Forecasted U.S. Auto Sales (1) MM Vehicles Source Company Materials Note Forecasts based on GM, Ford and Chrysler plans submitted to the U.S. Government

HTV Financial Projection Comparison Management Base Case vs. Management Sensitivity Case vs. Equity Research (1) 8 Notes Equity Research based on mean of available research Post-stock compensation Revenues 2008-2013 $MM Source Company Model, Equity Research EBITDA (2) 2008-2013 $MM Source Company Model, Equity Research BCF 2008-2013 $MM Source Company Model, Equity Research Revenue Growth 2008-2013 % Source Company Model, Equity Research EBITDA Margin (2) 2008-2013 % Source Company Model, Equity Research BCF Margin 2008-2013 % Source Company Model, Equity Research Special Committee of Hearst- Argyle Television, Inc.

Confidential

Special Committee of Hearst-Argyle Television, Inc.

Preliminary Valuation Summary

Preliminary Valuation Summary

$ Per Share


$4.50 Proposed Offer Price
LTM Closing Price Trading Range Pre-Announcement
1.46
23.40
Equity Research Price Targets
Pre-Announcement Discounted (1)
1.68
2.10
Post-Announcement
4.50
5.50
Public Market Comps (2)
4.5-6.0x '08/'09 Blended Fwd EBITDA
0.27
3.09
NM
1.76
NM
1.48
Public Market Comps (2)
5.5-7.5x '09 Fwd EBITDA
0.30
3.37
NM
0.06
NM
NM
Squeeze-Out Premiums Paid
15-35% Premium to Day Prior ($2.09)
2.40
2.82
Discounted Cash Flow Valuation (2) (4)
10-12% WACC
4.5-6.0x Terminal Multiple (5)
4.05
7.44
2.56
5.61
$0.00
$2.50
$5.00
$7.50
$25.00
'08/'09 Blended EBITDA Multiple (2)
Management Base Case ($177MM):
5.7x
7.0x
8.4x
17.7x
Management Sensitivity Case ($156MM):
6.4x
8.0x
9.5x
20.0x
Research Case ($152MM):
6.6x
8.2x
9.7x
20.6x
Mgmt Base Case
Mgmt Sensitivity Case
Equity Research

Notes

1. Equity Research price targets discounted one year at 19% cost of equity
2. Assumes as of 3/31/09 debt of $804MM (face value), cash of $8MM and unconsolidated assets of $26MM (book value as of 3/31/08)
3. Management Base Case DCF assumes as of 6/30/09 debt of $796MM (face value), cash of $5MM and unconsolidated assets of $26MM (book value as of 3/31/09)
4. Management Sensitivity Case DCF assumes as of 6/30/09 debt of $801MM (face value), cash of $8MM and unconsolidated assets of $26MM (book value as of 3/31/09)
5. Applied to blended 2012 / 2013 EBITDA

Morgan Stanley

9

Valuation Matrix 10 Sources Company Data, Wall Street Research Estimates Current Price (4/28/09) / Revised Tender Offer Price Initial Tender Offer Price Day Prior to Offer (3/24/09) Notes EBITDA is post-stock compensation 2008 EBITDA is $209MM 2008 EBITDA is $206MM Valuation Matrix (Face Value of Debt) Special Committee of Hearst- Argyle Television, Inc.

Wall Street Research Perspectives 11 Notes Price targets discounted at 19% cost of equity Price targets explicitly described in research reports as 12-month targets Median of $2-$3 per share valuation range provided by Wachovia Price represents a share takeover target price not a 12-month target price Based on data from Bloomberg Source Wall Street Equity Research HTV is covered by 5 analysts (5) Oscar Gruss Wedbush Morgan Wachovia JPMorgan Matrix Summary Wall Street Research Price Target Special Committee of Hearst- Argyle Television, Inc.

Comparable Company Analysis 12 Source Wall Street Research, Company Filings, Management Model Notes Hearst based on day prior price as of 3/24/09; Comparable companies based on current price as of 4/28/09 Multiples adjusted for NBC joint venture carrying value of $0.2MM (2) Broadcast Television Trading Comparables Special Committee of Hearst- Argyle Television, Inc.